Exhibit 23


The Board of Directors and Shareholders
Florida Power Corporation:

We consent to incorporation by reference in the registration statements No. 33-62210 on Form S-3 and No. 33-50908 on Form S-3 of Florida Power Corporation of our report dated January 24, 1994, relating to the balance sheets of Florida Power Corporation as of December 31, 1993 and 1992, and the related statements of income, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Florida Power Corporation.

Our report refers to a change in the methods of accounting for income taxes and postretirement benefits other than pensions.


/s/KPMG PEAT MARWICK
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KPMG PEAT MARWICK
St. Petersburg, Florida




March 24, 1994